Exhibit 99.1

Chicopee Bancorp, Inc. Reports Third Quarter Results

CHICOPEE, Mass.--(BUSINESS WIRE)--October 21, 2011--Chicopee Bancorp, Inc. (the “Company”) (NASDAQ: CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced today the results of operations for the three and nine months ended September 30, 2011.

The Company reported net income of $371,000, or $0.07 earnings per share, for the three months ended September 30, 2011, an increase of $188,000, or 102.7%, compared to net income of $183,000, or $0.03 earnings per share, for the same period in 2010. The increase in net income was due to an increase in net interest income of $335,000, or 8.0%, a decrease in the provision for loan losses of $153,000, or 40.7%, and an increase in non-interest income of $94,000, or 15.6%, partially offset by an increase in non-interest expense of $335,000, or 7.7%.

The increase in net interest income of $335,000, or 8.0%, to $4.5 million at September 30, 2011, was due to a $312,000, or 15.4%, decrease in interest expense primarily due to a $224,000, or 14.8%, decrease in deposit costs and a decrease of $88,000, or 17.3%, in the cost of borrowing, which includes repurchase agreements. For the three months ended September 30, 2011, interest income increased $23,000, or 0.37%, as compared to the same period in 2010.

The net interest margin increased 24 basis points from 3.34% for the three months ended September 30, 2010, to 3.58% for the three months ended September 30, 2011. The interest rate spread increased 30 basis points from 2.99% for the three months ended September 30, 2010, to 3.29% for the three months ended September 30, 2011. The average cost of funds decreased 33 basis points due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The average balance of demand deposits, an interest free source of funds, increased $9.7 million, or 23.8%, for the three months ended September 30, 2011 compared to the three months ended September 30, 2010.

Non-interest income for the three months ended September 30, 2011 increased $94,000, or 15.6%, from $603,000 for the three months ended September 30, 2010 to $697,000 for the three months ended September 30, 2011. Service charges, fees and commissions increased $123,000, or 28.9%, primarily due to the seasonal increase in deposit account service charges related to a commercial account. These increases were partially offset by a decrease in net loan sales and servicing of $35,000, or 40.7%, due to lower volume of loan sales in 2011.

Non-interest expense increased $335,000, or 7.7%, for the three months ended September 30, 2011 compared to the three months ended September 30, 2010. Non-interest expense increased primarily due to an increase in salaries and employee benefits of $235,000, or 9.5%, an increase in furniture and fixtures of $62,000, or 29.7%, an increase in FDIC insurance of $40,000, or 38.1%, and an increase of $70,000, or 10.5%, in other non-interest expenses. These increases were partially offset by a decrease in data processing of $39,000, or 11.5%, and decrease in professional fees of $29,000, or 18.4%.

For the nine months ended September 30, 2011, the Company reported net income of $721,000, or $0.13 earnings per share, an increase of $461,000, or 177.3%, compared to the same period in 2010. The increase in net income for the nine months ended September 30, 2011 was primarily due to the increase in net interest income of $762,000, or 6.0%, an increase in non-interest income of $149,000, or 8.3%, and a decrease in the provision for loan losses of $186,000, or 24.4%, partially offset by an increase in non-interest expense of $600,000, or 4.5%.

Average interest earning assets for the nine months ended September 30, 2011 increased $21.4 million, or 4.2%, from the same period in 2010. The yield on assets decreased 16 basis points, primarily due to a 23 basis point decrease in the loan yield, offset by a 65 basis point increase in the investment yield. While interest-bearing liabilities increased $17.1 million, or 4.1%, the cost of funds decreased 30 basis points and was driven primarily by decreases in the money market and time deposit cost of funds of 38 and 31 basis points, respectively. The net interest margin increased 10 basis points to 3.52% for the nine months ended September 30, 2011, compared to 3.42% for the nine months ended September 30, 2010, and the interest rate spread increased 16 basis points from 3.06% at September 30, 2010 to 3.22% at September 30, 2011.

Non-interest income for the nine months ended September 30, 2011 increased $149,000, or 8.3%, to $2.0 million for the nine months ended September 30, 2011. Income from customer service charges, fees and commissions increased $177,000, or 13.8%, due to the seasonal activity of a commercial account, and income from net loan sales and servicing increased by $13,000, or 5.5%. These increases were partially offset by a loss on sale of other real estate owned (“OREO”) of $67,000 and a decrease in income from bank owned life insurance of $22,000, or 6.9%.

Non-interest expense increased $600,000, or 4.5%, from $13.5 million for the nine months ended September 30, 2010 to $14.1 million for the nine months ended September 30, 2011. The increase was primarily due to the $489,000, or 6.3%, increase in salaries and employee benefits as a result of higher benefit costs, normal salary increases and $130,000 in costs associated with the retirement of one of our senior officers on March 31, 2011, a non-recurring expense. Stationery, supplies and postage increased $46,000, or 19.7%, other non-interest expense increased $89,000, or 1.6%. These increases were partially offset by a $24,000, or 2.7%, decrease in data processing costs.

Total assets increased $16.7 million, or 2.9%, from $573.7 million at December 31, 2010 to $590.4 million at September 30, 2011. The increase was primarily due an increase in net loans of $12.3 million, or 2.9%, to $442.6 million at September 30, 2011, an increase in cash and cash equivalents of $12.0 million, or 33.4%, and an increase in OREO from $286,000 at December 31, 2010 to $1.1 million at September 30, 2011. These increases were partially offset by a decrease of $7.2 million, or 10.4%, in held-to-maturity investments from $69.7 million at December 31, 2010 to $62.5 million at September 30, 2011 and a decrease in loans held for sale of $900,000, or 47.7%.

The significant components of the $12.3 million, or 2.9%, increase in the loan portfolio was a $11.2 million, or 6.9%, increase in commercial real estate loans, a $9.5 million, or 13.0%, increase in commercial and industrial loans, offset by a decrease of $8.7 million, or 6.6%, in one- to four-family residential loans. The decrease in one- to four-family residential loans was primarily due to prepayments and refinancing activity attributed to the continued decline in interest rates to historically low levels. At September 30, 2011, construction loans totaled $33.6 million, an increase of $538,000, or 1.6%, from December 31, 2010, and consisted of $4.8 million in residential construction loans and $28.8 million in commercial construction loans.

In accordance with the asset/liability management strategy and in a continued effort to reduce interest rate risk, the Company continues to sell substantially all fixed rate, low coupon residential real estate loans that we originate to the secondary market. The Company currently services $79.3 million in loans sold to the secondary market and servicing rights will continue to be retained on all loans written and sold in the secondary market.

The allowance for loan losses decreased $109,000, or 2.5%, from $4.4 million, or 1.02% of total loans, at December 31, 2010 to $4.3 million, or 0.97% of total loans, at September 30, 2011. Management reviews the level of the allowance for loan loss on a monthly basis and establishes the provision for loan losses based on loan volume, types of lending, delinquency levels, loss experience, estimated collateral values, current economic conditions and other related factors. Management believes that a 0.97% allowance for loan losses to total loans is sufficient to cover estimated losses. The allowance for loan losses to non-performing loans increased from 68.5% at December 31, 2010 to 109.42% at September 30, 2011 due to the decrease of $2.5 million, or 38.9%, in non-performing loans.

Asset quality continues to be the top focus for management in 2011 and we continue to work aggressively to maintain our asset quality and resolve problem loans as they arise. Non-performing assets decreased $1.8 million, or 25.9%, from $6.8 million, or 1.18% of total assets, at December 31, 2010 to $5.0 million, or 0.85% of total assets at September 30, 2011. Non-performing assets at September 30, 2011, included $4.0 million of non-performing loans and $1.1 million of OREO. Non-performing loans decreased $2.5 million, or 38.9%, from $6.5 million, or 1.49% of total loans, at December 31, 2010 to $4.0 million, or 0.89% of total loans, at September 30, 2011. From December 31, 2010 to September 30, 2011, commercial real estate non-performing loans decreased $1.8 million, or 82.4%, residential real estate non-performing loans decreased $1.5 million, or 45.0%, construction non-performing loans decreased $316,000, or 100.0%, home equity non-performing loans decreased $163,000, or 79.9%, consumer non-performing loans decreased $7,000, or 9.7%. These decreases were offset by an increase of $1.2 million, or 317.7%, in non-performing commercial and industrial loans. For the nine months ended September 30, 2011, the Company reported net charge-offs of $684,000, or 0.15%, of total average loans, compared to $571,000, or 0.13%, of total average loans, for the same period in 2010. The increase in charge-offs was associated with charging off specific allocations on previously reserved loans through the allowance for loan losses.

The investment securities portfolio, including held-to-maturity and available-for-sale securities, decreased $7.1 million, or 10.1%, to $63.1 million at September 30, 2011 from $70.0 million at December 31, 2010. The decrease in investments was primarily due to the decrease of $8.7 million, or 74.4%, in certificates of deposit held for investment, a decrease in U.S. Treasury securities of $6.8 million, or 22.1% and a decrease of $1.3 million, or 33.3%, in collateralized mortgage obligations, partially offset by an increase of $8.6 million, or 36.9%, in tax-exempt industrial revenue bonds.

Total deposits increased $24.5 million, or 6.2%, from $391.9 million at December 31, 2010 to $416.4 million at September 30, 2011. Money market accounts increased $11.5 million, or 17.3%, to $77.7 million, NOW accounts increased $6.6 million, or 45.4%, to $21.2 million, savings accounts increased $2.8 million, or 6.4% to $47.1 million and demand accounts increased $9.3 million, or 19.2%, to $57.6 million. These core deposit increases were offset by a decrease in certificates of deposit of $5.8 million, or 2.7%, to $212.8 million. The decrease in certificates of deposit was mainly attributed to the strategic run-off of high cost accounts as a result of management’s focus to lower the cost of deposits and allow higher cost, short-term time deposits to mature without renewals. The $5.8 million, or 2.7%, decrease in certificates of deposit was partially offset by the $30.2 million, or 17.4%, increase in low cost relationship focused transaction and savings accounts.

For the nine months ended September 30, 2011, Federal Home Loan Bank (“FHLB”) advances decreased $9.5 million, or 13.2%, to $62.1 million at September 30, 2011. Repurchase agreements increased $3.2 million, or 18.2%, from $18.0 million at December 31, 2010 to $21.2 million at September 30, 2011.

Stockholders’ equity decreased $1.8 million, or 1.9%, to $90.1 million at September 30, 2011 from $91.9 million at December 31, 2010. The decrease in stockholders’ equity was primarily due to the repurchase of the Company’s stock at a cost of $3.7 million, partially offset by stock-based compensation of $914,000, an increase in additional paid in capital of $388,000 and net income of $721,000. In the first three quarters of 2011, pursuant to the Company’s fifth Stock Repurchase Program announced on November 19, 2010, the Company repurchased 245,100 shares of Company stock for $3.5 million, at an average price of $14.14 per share. In addition, the Company purchased 19,471 shares of Company stock, at an average price of $14.25 per share in connection with the vesting of the restricted stock grants as part of the Company’s 2007 Equity Incentive Plan. The Company purchased these shares from the employee plan participants for settlement of tax withholding obligations.

The Company’s balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered “well-capitalized” under applicable federal banking regulations. Our capital management strategies allowed us to increase our book value per share by $0.39, or 2.6%, from $15.28 at December 31, 2010 to $15.67 at September 30, 2011.

We are very pleased with our operating results for 2011 thus far when considering these are very challenging times for the financial industry, which is faced with continued artificially low interest rates, increasing pressures on non-interest income and rising regulatory costs. This is the Company’s sixth consecutive quarterly increase in earnings and it is exciting to see continued strong loan growth and core deposit growth, the cornerstones for enhancing the franchise value of the Company.

Despite the artificially low interest rate environment, balance sheet growth, driven by loan and core deposit growth, contributed to higher net interest income. Net interest income, the primary source of revenues for the Company, increased $762,000, or 6.0%, for the nine months ended September 30, 2011 compared to the same period in 2010. Net interest margin increased 24 basis points to 3.58% compared to 3.34% in the same three month period a year ago, and has increased on a year over year basis as well. This was accomplished by managing the cost of funds to offset the decrease in the asset yield and seeking quality growth in lending. We continue to position the balance sheet to benefit from the eventual increase in interest rates. We remain confident in our direction and strategy.

Although the high unemployment rate continues to be a concern for management, we are pleased to report a continued improvement in our asset quality. We have reduced our non-performing loans by $2.5 million, or 38.9%, which resulted in an improvement in non-performing loans as a percentage of total loans and non-performing assets as a percentage of total assets to 0.89% and 0.85%, respectively, indicating that management is effectively managing asset quality.

We believe that Chicopee Savings Bank is well-positioned and well-capitalized for a strong performance as the economy continues to improve. We continue to take steps to protect our strong capital position, preserve liquidity and improve the net interest margin in a historically low interest rate environment. Our strong capital position gives us the flexibility to repurchase shares when opportunities arise and provides us with an additional capital management strategy to continue our commitment to maximize shareholder value. Our capital management strategies have allowed us to increase our book value per share from $15.28 at December 31, 2010 to $15.67 at September 30, 2011.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest and most technically advanced internet banking, including remote deposit capture, on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars In Thousands)

	September 30,	December 31,
Assets	2011	2010
	(Unaudited)

Cash and due from banks	$9,333	$6,903
Federal funds sold	38,509	28,970
Total cash and cash equivalents	47,842	35,873

Securities available-for-sale, at fair value	548	362
Securities held-to-maturity, at cost (fair value $62,616 and $69,912 at September 30, 2011 and December 31, 2010, respectively)	62,479	69,713
Federal Home Loan Bank stock, at cost	4,489	4,489
Loans, net of allowance for loan losses ($4,322 at September 30, 2011 and $4,431 at December 31, 2010)	442,589	430,307
Loans held for sale	988	1,888
Other real estate owned	1,055	286
Mortgage servicing rights	341	306
Bank owned life insurance	13,328	13,032
Premises and equipment, net	10,025	10,340
Accrued interest and dividends receivable	1,721	1,897
Deferred income tax asset	2,508	2,469
FDIC prepaid insurance	947	1,361
Other assets	1,537	1,381
Total assets	$590,397	$573,704

Liabilities and Stockholders' Equity

Deposits
Non-interest-bearing	$57,579	$48,302
Interest-bearing	358,778	343,635
Total deposits	416,357	391,937

Securities sold under agreements to repurchase	21,239	17,972
Federal Home Loan Bank of Boston advances	62,142	71,615
Accrued expenses and other liabilities	541	298
Total liabilities	500,279	481,822

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued at September 30, 2011 and December 31, 2010)	72,479	72,479
Treasury stock, at cost (1,689,661 shares at September 30, 2011 and 1,427,390 shares at December 31, 2010)	(22,007)	(18,295)
Additional paid-in-capital	2,643	2,255
Unearned compensation (restricted stock awards)	(740)	(1,431)
Unearned compensation (Employee Stock Ownership Plan)	(4,240)	(4,463)
Retained earnings	42,029	41,308
Accumulated other comprehensive income (loss)	(46)	29
Total stockholders' equity	90,118	91,882
Total liabilities and stockholders' equity	$590,397	$573,704

See accompanying notes to unaudited consolidated financial statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except for Number of Shares and Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Interest and dividend income:
Loans, including fees	$5,801	$5,862	$17,478	$17,714
Interest and dividends on securities	425	337	1,195	941
Other interest-earning assets	6	10	27	21
Total interest and dividend income	6,232	6,209	18,700	18,676

Interest expense:
Deposits	1,292	1,516	4,017	4,467
Securities sold under agreements to repurchase	8	10	27	55
Other borrowed funds	414	500	1,283	1,543
Total interest expense	1,714	2,026	5,327	6,065

Net interest income	4,518	4,183	13,373	12,611
Provision for loan losses	223	376	575	761

Net interest income after provision for loan losses	4,295	3,807	12,798	11,850

Non-interest income:
Service charges, fees and commissions	549	426	1,459	1,282
Loan sales and servicing, net	51	86	250	237
Net gain on sales of securities available-for-sale	-	-	12	-
Gain on sale of real estate	32	-	32	-
Loss on sale of other real estate owned	(36)	(15)	(99)	(23)
Other than temporary impairment charge	-	-	-	(13)
Income from bank owned life insurance	101	106	296	318
Total non-interest income	697	603	1,950	1,801

Non-interest expenses:
Salaries and employee benefits	2,719	2,484	8,217	7,728
Occupancy expenses	358	362	1,189	1,189
Furniture and equipment	271	209	782	764
FDIC insurance assessment	145	105	414	418
Data processing	299	338	879	903
Professional fees	129	158	422	416
Advertising	160	131	413	384
Stationery, supplies and postage	104	79	280	234
Other non-interest expense	476	460	1,485	1,445
Total non-interest expenses	4,661	4,326	14,081	13,481

Income before income taxes	331	84	667	170
Income tax benefit	(40)	(99)	(54)	(90)
Net income	$371	$183	$721	$260

Earnings per share: (1)
Basic	$0.07	$0.03	$0.13	$0.05
Diluted	$0.07	$0.03	$0.13	$0.05

Adjusted weighted average shares outstanding:
Basic	5,233,507	5,685,598	5,365,129	5,710,883
Diluted	5,249,570	5,685,598	5,393,593	5,718,995

(1) Common stock equivalents are excluded from the computation of diluted net income per share for the three and nine months ended September 30, 2011 and September 30, 2010, since the inclusion of such equivalents would be anti-dilutive.

See accompanying notes to unaudited consolidated financial statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Performance Ratios:

Return on Average Assets	0.26%	0.13%	0.17%	0.06%
Return on Average Equity	1.62%	0.76%	1.05%	0.37%
Interest Rate Spread	3.29%	2.99%	3.22%	3.06%
Net Interest Margin	3.58%	3.34%	3.52%	3.42%
Non-Interest Expense to Average Assets	3.25%	3.07%	3.30%	3.26%
Efficiency Ratio	89.38%	90.39%	91.89%	93.54%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	122.46%	122.43%	122.76%	122.67%
Average Equity to Average Assets	15.98%	16.98%	16.09%	17.21%

	At September 30,	At December 31,	At September 30,
	2011	2010	2010
Asset Quality Ratios:

Allowance for loan losses as a percent of total loans	0.97%	1.02%	0.98%
Allowance for loan losses as a percent of total nonperforming loans	109.42%	68.49%	70.60%
Net charge-offs to average outstanding loans during the period	0.15%	0.20%	0.13%
Nonperforming loans as a percent of total loans	0.89%	1.49%	1.38%
Nonperforming assets as a percent of total assets	0.85%	1.18%	1.11%

Other Data:

Number of Offices	9	9	9

(1) Efficiency Ratio includes total non-interest expenses divided by the sum of net interest income plus total non-interest income.

CONTACT:
Chicopee Bancorp, Inc.
Guida R. Sajdak, 413-594-6692
Senior Vice President, Chief Financial Officer and Treasurer